As filed with the Securities and Exchange Commission on December 6, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 2, 2011

BANK OF AMERICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6523	56-0906609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Tryon Street

Charlotte, North Carolina 28255

(Address of principal executive offices)

(704) 386-5681

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.

Bank of America Corporation (“Bank of America”) announced today that it is aware of an unsolicited mini-tender offer by IPIC Group Ltd. (IPIC) to purchase up to 500 million shares, or approximately 4.86% as of November 22, 2011, of Bank of America’s outstanding shares of common stock at a price of $6.00 per share.

Bank of America is not in any way associated with IPIC and recommends that stockholders do not tender their shares in response to this unsolicited mini-tender offer, which is subject to numerous conditions and poses significant risks to stockholders.

Mini-tender offers seek less than 5% of a company’s stock and thereby avoid many disclosure and procedural requirements of the Securities and Exchange Commission (“SEC”). As a result, mini-tender offers do not typically provide the same disclosure and procedural protections to stockholders that traditional tender offers provide.

Bank of America strongly urges stockholders to obtain current market quotes for Bank of America common stock, consult with their financial advisors, review the conditions to the offer and exercise extreme caution in evaluating this unsolicited offer.

The offer is subject to numerous conditions, and upon the failure of any condition to be satisfied, the bidder is not obligated to purchase any tendered shares even if all other conditions are satisfied. At least one failure of a condition, that relating to a credit rating downgrade, has already occurred, allowing the bidder to terminate the offer at any time in its discretion. One potential risk is that the bidder will delay closing until the market price for Bank of America common stock exceeds the mini-tender offer price and, if that does not occur before the offer expires, will assert a failure of condition and terminate the offer without purchasing tendered shares. Effectively, the bidder will have a no-cost option with respect to any shares tendered.

Once any shares are tendered, stockholders are not entitled to withdraw their shares. The offer will be mandatorily extended until March 30, 2012, if fewer than 500 million shares of common stock are tendered by the initial expiration date of December 23, 2011. As a result, stockholders who tender should expect to lose control of their shares for a substantial period of time and be unable to sell their shares outside the tender offer at a higher market price if the price of Bank of America common stock rises during the offer period.

The terms of the unsolicited offer include a very unconventional tender mechanism. Once tendered, the shares will be registered in the name of the bidder who may exercise all rights of beneficial ownership of those shares, including voting rights, without any corresponding commitment by the bidder to purchase the shares. Any dividends paid on the tendered shares during the offer period will be paid to the bidder. Although the bidder is obligated to return the shares and any dividends if it does not complete the purchase, the offer states that the bidder does not have any assets, is entirely dependent on outside sources of financing to pay for shares tendered in the offer, does not currently have financing and cannot guarantee that it will be able to obtain financing. Contrary to SEC disclosure guidelines for mini-tender offers, the offer does not disclose the bidder’s executive officers, directors, control persons or promoters. Accordingly, if the bidder does not return the shares or complete the purchase, stockholders may have difficulty obtaining recourse against the bidder because it has no assets and has not identified its control persons.

Bank of America also recommends that stockholders consult an article published by the SEC which contains “Tips for Investors” in respect of mini-tender offers. The SEC advisory can be found at http://www.sec.gov/investor/pubs/minitend.htm.

Bank of America refers broker/dealers and other market participants in the dissemination of IPIC’s offer to the SEC’s recommendations to broker/dealers in these circumstances, which can be found at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD Notice to Members 99-53 issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at www.finra.org/web/groups/industry/@ip/@reg/@notice/documents/notices/p004221.pdf.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANK OF AMERICA CORPORATION

By:	/s/ Craig T. Beazer
Craig T. Beazer
Deputy General Counsel

Dated: December 6, 2011